EXHIBIT 99.1

GENERAL FINANCE CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL YEAR 2019

PASADENA, CA – September 11, 2019 – General Finance Corporation (NASDAQ: GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions in North America and in the Asia-Pacific region of Australia and New Zealand (the “Company”), today announced its consolidated financial results for the fourth quarter and fiscal year ended June 30, 2019.

Fourth Quarter 2019 Highlights
●
Total revenues were $96.2 million, an increase of 3% over the fourth quarter of fiscal year 2018.
●
Leasing revenues, excluding the oil and gas sector and foreign currency exchange rates, increased by 12% over the fourth quarter of fiscal year 2018.
●
Leasing revenues comprised 63% of total non-manufacturing revenues for the fourth quarter of both fiscal years 2018 and 2019.
●
Adjusted EBITDA was $26.1 million, compared to $23.0 million in the fourth quarter of fiscal year 2018, an increase of 13%.
●
Adjusted EBITDA margin was 27%, compared to 25% in the fourth quarter of 2018.
●
Net income attributable to common shareholders was $4.3 million, or $0.14 per diluted share, compared to net loss attributable to common shareholders of $11.6 million, or $0.44 per diluted share, for the fourth quarter of fiscal year 2018. Included in these results were non-cash charges of $1.7 million and $11.5 million in fiscal years 2019 and 2018, respectively, for the change in valuation of stand-alone bifurcated derivatives.
●
Average fleet unit utilization was 77%, compared to 80% in the fourth quarter of fiscal year 2018.
●
Completed one acquisition in North America.

Fiscal Year 2019 Highlights
●
Total revenues were $378.2 million, an increase of 9% over fiscal year 2018.
●
Leasing revenues, excluding the oil and gas sector and foreign currency exchange rates, increased by 13% over fiscal year 2018.
●
Leasing revenues comprised 65% of total non-manufacturing revenues versus 64% for fiscal year 2018.
●
Adjusted EBITDA was $106.9 million, compared to $87.7 million in fiscal year 2018, an increase of 22%.
●
Adjusted EBITDA margin was 28%, compared to 25% for fiscal year 2018.
●
Net loss attributable to common shareholders was $11.1 million, or $0.38 per diluted share, compared to net loss attributable to common shareholders of $12.0 million, or $0.46 per diluted share, for fiscal year 2018. Included in these results were non-cash charges of $24.6 million and $13.7 million in fiscal years 2019 and 2018, respectively, for the change in valuation of stand-alone bifurcated derivatives.
●
Average fleet unit utilization was 80% for both fiscal years 2018 and 2019.
●
Entered three new markets with two greenfield locations in North America and one in the Asia-Pacific region.
●
Six accretive acquisitions were completed, five in North America and one in the Asia-Pacific during fiscal year 2019.

Management Commentary

“We are extremely proud of our accomplishments in fiscal year 2019, delivering record revenues and adjusted EBITDA, driven by growth across all of our operations,” said Jody Miller, President and Chief Executive Officer. “Our North American leasing operations again generated record results, led by our core container business at Pac-Van, which delivered a 16% year-over-year increase in leasing revenues. Our liquid containment business recorded improved results for the fiscal year despite a moderation in leasing activity in Texas and Royal Wolf delivered a solid performance, driven by a 9% increase in leasing revenues in local currency, with increased activity across most sectors.”

Mr. Miller continued, “We executed well on our geographic expansion strategy in fiscal year 2019, enhancing our U.S. footprint in North America with five accretive acquisitions and two greenfield openings in new markets and strengthening our market-leading position in the Asia-Pacific area with the acquisition of our largest competitor in New Zealand and one greenfield opening in Australia.”

Charles Barrantes, Executive Vice President and Chief Financial Officer, added, “Our fiscal year 2019 results fell within the guidance range we provided in conjunction with the reporting of our third quarter results. Not only did we generate record revenues and adjusted EBITDA for the year, our fourth quarter results mark the tenth consecutive quarter where we have delivered year-over-year growth in adjusted EBITDA.”

Mr. Barrantes concluded, “We also made solid progress on lowering our cost of financing during the year, as we successfully replaced higher-cost debt in both geographic venues with lower-cost borrowings on our amended and expanded credit facilities in each region. In addition, our strong financial performance has enabled us to end the year with a net leverage ratio of below four times, our lowest level in five years.”

Fourth Quarter 2019 Operating Summary

North America
Revenues from our North American leasing operations for the fourth quarter of fiscal year 2019 totaled $61.8 million, compared to $57.4 million for the fourth quarter of fiscal year 2018, an increase of 8%. Leasing revenues increased by 6% on a year-over-year basis, as a result of increases in the construction, commercial and retail sectors, and were partially offset by a decrease in the oil and gas sector. Sales revenues increased by 11%, driven mainly by increases in the construction, mining and industrial sectors, and were partially offset by a decrease in the oil and gas sector. Adjusted EBITDA was $19.0 million for the fourth quarter of fiscal year 2019, compared with $17.6 million for the year-ago quarter, an increase of 8%. Adjusted EBITDA from Pac-Van increased by 25% to $14.7 million from $11.8 million and adjusted EBITDA from Lone Star declined to $4.3 million from $5.8 million.

North American manufacturing revenues for the fourth quarter of fiscal year 2019 totaled $4.2 million and included intercompany sales of $1.4 million from products sold to our North American leasing operations. This compares to $3.7 million of total sales, including intercompany sales of $0.2 million during the fourth quarter of fiscal year 2018. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA was $0.6 million for the fourth quarter, compared to $0.5 million in the fourth quarter of fiscal year 2018.

Asia-Pacific
Revenues from the Asia-Pacific for the fourth quarter of fiscal year 2019 totaled $31.5 million, compared to $32.9 million for the fourth quarter of fiscal year 2018, a decrease of 4%. On a local currency basis, total revenues increased by approximately 4%. The increase in revenues in local dollars was driven primarily by increases in the education and industrial sectors, largely offset by decreases in the utilities and construction sectors. Leasing revenues were relatively flat on a year-over-year basis and increased by approximately 8% on a local currency basis, driven primarily by increases in the transportation, industrial, education and retail sectors, and partially offset by a decrease in the construction sector. Adjusted EBITDA for the fourth quarter of 2019 was $8.8 million, compared to $7.5 million for the same quarter last year, an increase of 17%. On a local currency basis, adjusted EBITDA increased by 27%.

Fiscal Year 2019 Operating Summary

North America
Revenues from our North American leasing operations for fiscal year 2019 totaled $248.0 million, compared to $206.3 million in the prior year, an increase of 20%. Leasing revenues increased by approximately 17% on a year-over-year basis, as a result of increases across a majority of sectors represented in our customer base, most notably in the oil and gas, construction and commercial sectors. Sales revenues increased by 30% for the year, driven mainly by increases in the industrial, commercial and construction sectors. Adjusted EBITDA for fiscal year 2019 was $79.0 million, an increase of 29% from the prior year. Adjusted EBITDA from Pac-Van and Lone Star both increased to $55.8 million and $23.2 million in fiscal year 2019 from $43.2 million and $18.0 million in fiscal year 2018, respectively.

North American manufacturing revenues for fiscal year 2019 totaled $14.9 million and included intercompany sales of $4.1 million from products sold to our North American leasing operations. This compares to $13.6 million of total sales during the fiscal year 2018, which included intercompany sales of $3.7 million. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA was $1.5 million for the fiscal year, compared to $0.3 million in the prior fiscal year.

Asia-Pacific
Revenues from the Asia-Pacific for fiscal year 2019 totaled $119.4 million, compared to $131.1 million in the prior year, a decrease of approximately 9%. On a local currency basis, total revenues decreased by 1%. The slight decrease in revenues in local dollars was mainly because FY 2018 included four large sales, one in the transportation and three in the utilities sectors that were only partially offset in FY 2019 by one large sale in the education sector. Leasing revenues increased by 1% on a year-over-year basis and by 9% on a local currency basis, driven primarily by increases in the transportation, industrial, construction and consumer sectors. Adjusted EBITDA for fiscal year 2019 was $32.3 million, compared to $31.9 million in the prior year, an increase of 1%. On a local currency basis, adjusted EBITDA increased by 10%.

Balance Sheet and Liquidity Overview

At June 30, 2019, the Company had total debt of $411.1 million and cash and cash equivalents of $10.4 million, as compared to $427.2 million and $21.6 million at June 30, 2018, respectively. At June 30, 2019, our North American leasing operations had $60.2 million available to borrow under its $260 million credit facility, and our Asia-Pacific leasing operations had, including cash at the bank, $20.1 million (A$28.6 million) available to borrow under its senior credit facility.

During fiscal year 2019, the Company generated cash from operating activities of $52.1 million, as compared to $58.8 million for fiscal year 2018. In fiscal year 2019, the Company invested a net $38.5 million ($32.1 million in North America and $6.4 million in the Asia-Pacific) in the lease fleet, as compared to $21.1 million in net fleet investment ($19.0 million in North America and $2.1 million in the Asia-Pacific) in fiscal year 2018.

Receivables were $56.2 million at June 30, 2019, as compared to $50.5 million at June 30, 2018. Days sales outstanding in receivables at June 30, 2019, for our Asia-Pacific and North American leasing operations were 34 and 46 days, respectively, as compared to 35 and 47 days, respectively, as of June 30, 2018.

Outlook

Depending primarily on conditions in the oil and gas sector in Texas and assuming the Australian dollar averages 0.68 versus the U.S. dollar, which represents an approximate 5% decrease from fiscal year 2019, management estimates that consolidated revenues for fiscal year 2020 will be in the range of $370 million to $390 million and that consolidated adjusted EBITDA is expected to be in the range of plus or minus 4% in fiscal year 2020 from fiscal year 2019. This outlook does not take into account the impact of any acquisitions that may occur during fiscal year 2020.

Conference Call Details

Management will host a conference call today at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time) to discuss the Company's operating results. The conference call number for U.S. participants is (866) 901-5096 and the conference call number for participants outside the U.S. is (706) 643-3717. The conference ID number for both conference call numbers is 7949214. Additionally, interested parties can listen to a live webcast of the call in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

A replay of the conference call may be accessed through September 25, 2019 by dialing (800) 585-8367 (U.S.) or (404) 537-3406 (international), using conference ID number 7949214.

After the replay has expired, interested parties can listen to the conference call via webcast in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of wholly-owned subsidiary Royal Wolf (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and, under the trade name Southern Fabrication Specialties (www.southernfabricationspecialties.com), other steel-related products in North America.

Cautionary Statement about Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements addressing management’s views with respect to future financial and operating results, competitive pressures, increases in interest rates for our variable interest rate indebtedness, our ability to raise capital or borrow additional funds, the availability of sufficiently qualified employees to staff our businesses, changes in the Australian, New Zealand or Canadian dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, our ability to procure adequate levels of products to meet customer demand, our ability to procure adequate supplies for our manufacturing operations, labor disruptions, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian resources industry or the U.S. oil and gas and construction industries, or a write-off of all or a part of our goodwill and intangible assets. These risks and uncertainties could cause actual outcomes and results to differ materially from those described in our forward-looking statements. We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law. The forward-looking statements contained in this press release are expressly qualified by these cautionary statements. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Investor/Media Contact
Larry Clark
Financial Profiles, Inc.
310-622-8223

-Financial Tables Follow-

  GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
	Quarter Ended June 30,		Year Ended June 30,
	20182019		2018	2019
(unaudited)
Revenues
Sales:
Lease inventories and fleet	$33,769	$34,279	$122,467	$126,932
Manufactured units	3,518	2,843	9,850	10,784
	37,287	37,122	132,317	137,716
Leasing	56,547	59,090	214,985	240,490
	93,834	96,212	347,302	378,206

Costs and expenses
Cost of sales:
Lease inventories and fleet (exclusive of the items shown separately below)	23,740	24,973	87,779	93,183
Manufactured units	2,946	1,878	9,212	8,478
Direct costs of leasing operations	23,511	22,435	89,201	91,286
Selling and general expenses	21,426	21,655	77,650	81,965
Depreciation and amortization	10,090	9,752	39,761	41,704

Operating income	12,121	15,519	43,699	61,590

Interest income	31	83	112	191
Interest expense	(9,324)	(7,644)	(33,991)	(35,344)
Change in valuation of bifurcated derivatives in Convertible Note	(11,498)	(1,741)	(13,719)	(24,570)
Foreign exchange and other	(3,202)	(217)	(5,887)	(3,513)
	(23,993)	(9,519)	(53,485)	(63,236)

Loss before provision (benefit) for income taxes	(11,872)	6,000	(9,786)	(1,646)

Provision (benefit) for income taxes	(1,198)	764	(679)	5,820

Net income (loss)	(10,674)	5,236	(9,107)	(7,466)

Preferred stock dividends	(892)	(892)	(3,658)	(3,658)
Noncontrolling interests	—	—	801	—

Net income (loss) attributable to common stockholders	$(11,566)	$4,344	$(11,964)	$(11,124)

Net income (loss) per common share:
Basic	$(0.44)	$0.14	$(0.46)	$(0.38)
Diluted	(0.44)	0.14	(0.46)	(0.38)

Weighted average shares outstanding:
Basic	26,418,890	30,021,780	26,269,931	29,318,511
Diluted	26,418,890	31,215,757	26,269,931	29,318,511

 GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2018	June 30, 2019
Assets
Cash and cash equivalents	$21,617	$10,359
Trade and other receivables, net	50,525	56,204
Inventories	22,731	29,077
Prepaid expenses and other	8,023	9,823
Property, plant and equipment, net	22,310	22,895
Lease fleet, net	429,388	456,822
Goodwill	109,943	111,323
Other intangible assets, net	25,150	21,809
Total assets	$689,687	$718,312

Liabilities
Trade payables and accrued liabilities	$50,545	$48,460
Income taxes payable	361	335
Unearned revenue and advance payments	19,226	22,671
Senior and other debt, net	427,218	411,141
Fair value of bifurcated derivatives in Convertible Note	15,583	19,782
Deferred tax liabilities	34,969	39,368
Total liabilities	547,902	541,757

Commitments and contingencies	—	—

Equity
Cumulative preferred stock, $.0001 par value: 1,000,000 shares authorized; 400,100 shares issued and outstanding (in series)	40,100	40,100
Common stock, $.0001 par value: 100,000,000 shares authorized; 27,017,606 shares issued and outstanding at June 30, 2018 and 30,471,406 at June 30, 2019	3	3
Additional paid-in capital	139,547	183,933
Accumulated other comprehensive loss	(17,091)	(18,755)
Accumulated deficit	(21,278)	(29,230)
Total General Finance Corporation stockholders’ equity	141,281	176,051
Equity of noncontrolling interests	504	504
Total equity	141,785	176,555
Total liabilities and equity	$689,687	$718,312

Explanation and Use of Non-GAAP Financial Measures

Earnings before interest, income taxes, impairment, depreciation and amortization and other non-operating costs and income (“EBITDA”) and adjusted EBITDA are non-U.S. GAAP measures. We calculate adjusted EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations. In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the expenses excluded from our presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of adjusted EBITDA when reporting their results. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted EBITDA only supplementally. The following tables show our adjusted EBITDA and the reconciliation from net loss on a consolidated basis and from operating income (loss) for our operating segments (in thousands):

	Quarter Ended June 30,		Year Ended June 30,
	2018	2019	2018	2019
Net income (loss )	$(10,674)	$5,236	$(9,107)	$(7,466)
Add (deduct) —
Provision (benefit) for income taxes	(1,198)	764	(679)	5,820
Change in valuation of bifurcated derivatives in Convertible Note	11,498	1,741	13,719	24,570
Foreign exchange and other	3,202	217	5,887	3,513
Interest expense	9,324	7,644	33,991	35,344
Interest income	(31)	(83)	(112)	(191)
Depreciation and amortization	10,212	9,852	40,335	42,108
Share-based compensation expense	672	684	3,658	2,680
Refinancing costs not capitalized	-	-	-	506
Adjusted EBITDA	$23,005	$26,055	$87,692	$106,884

	Quarter Ended June 30, 2018				Quarter Ended June 30, 2019
	Asia-Pacific	North America			Asia-Pacific	North America
	Leasing	Leasing	Manufacturing	Corporate	Leasing	Leasing	Manufacturing	Corporate
Operating income (loss)	$3,040	$11,532	$329	$(2,974)	$4,544	$13,041	$526	$(2,799)
Add -
Depreciation and amortization	4,261	6,012	122	9	4,079	5,852	100	4
Share-based compensation expense	192	77	9	394	183	107	8	386
Adjusted EBITDA	$7,493	$17,621	$460	$(2,571)	$8,806	$19,000	$634	$(2,409)
Intercompany adjustments				$2				$24

	Year Ended June 30, 2018				Year Ended June 30, 2019
	Asia-Pacific	North America			Asia-Pacific	North America
	Leasing	Leasing	Manufacturing	Corporate	Leasing	Leasing	Manufacturing	Corporate
Operating income (loss)	$13,272	$37,487	$(351)	$(7,278)	$13,521	$53,733	$1,044	$(7,319)
Add -
Depreciation and amortization	17,098	23,394	574	36	17,985	24,460	404	20
Share-based compensation expense	1,513	350	46	1,749	727	364	27	1,562
Refinancing costs not capitalized	----	----	----	----	58	448	----	----
Adjusted EBITDA	$31,883	$61,231	$269	$(5,493)	$32,291	$79,005	$1,475	$(5,737)
Intercompany adjustments				$(198)				$(150)